Exhibit 99

UniFirst Corporation	News Release
68 Jonspin Road Wilmington, MA 01887-1086 Telephone 978-658-8888 Ext 520 Facsimile 978-988-0659	contact: John B. Bartlett Senior Vice President jbartlett@unifirst.com

UNIFIRST ANNOUNCES RECORD FINANCIAL RESULTS
FOR FISCAL 2005 FIRST QUARTER

Wilmington, MA (January 5, 2005) — UniFirst Corporation (NYSE: UNF) today announced record revenues and earnings for its fiscal 2005 first quarter, the thirteen weeks ended November 27, 2004.

First quarter net income was a record $13.4 million, the first time in the Company’s history that net income exceeded $10.0 million in a quarter. This translated to $0.69 per diluted common share and was a 40.2 percent increase from last year’s first quarter net income of $9.5 million, or $0.49 per diluted common share. Revenues for the first quarter of fiscal 2005 were a record $188.4 million, a 4.2 percent increase from $180.9 million in the same period a year ago.

The primary reason for the significant increase in net income in fiscal 2005 was related to a decrease in operating costs. As a percentage of revenues, operating costs decreased 2.0% from 63.6% for fiscal 2004 to 61.6% for fiscal 2005. Of this decrease, 1.4% was from lower merchandise amortization for the locations acquired as part of the Textilease acquisition. The Company also benefited from cost savings realized from the Company’s manufacturing operations in Mexico and lower production payroll costs as a percent of revenues. These benefits were somewhat offset by higher energy costs associated with operating industrial laundries as well as in utilizing our fleet of delivery vehicles. The Company also benefited from lower depreciation and intangible asset amortization expenses.

“As we enter our sixty-ninth year, both revenues and earnings were the highest of any quarter in our history,” said Ronald D. Croatti, UniFirst’s President and Chief Executive Officer. “We are very pleased with our record first quarter results.”

The Company will hold a conference call today at 4:00 PM (EST) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

UniFirst is one of the largest providers of workplace uniforms, protective clothing and facility services products in North America. The Company employs 9,000 team partners who serve more than 175,000 customer locations in 46 states, Canada and Europe from 175 manufacturing, distribution and customer service facilities.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. This public announcement may contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties. The words “anticipate” and “should,” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results may differ materially from those anticipated depending on a variety of factors, including, but not limited to, performance of acquisitions; economic and business changes; fluctuations in the cost of materials, fuel and labor; economic and other developments associated with the on-going war on terrorism; strikes and unemployment levels; demand and price for the Company’s products and services; improvement in under performing rental operations; and the outcome of pending and future litigation and environmental matters.

[Tables follow]

UNIFIRST CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	November 27, 2004	August 28, 2004 (a)
Assets
Current assets:
Cash and cash equivalents	$6,217	$4,436
Receivables, net	81,395	69,471
Inventories	27,279	31,060
Rental merchandise in service	63,304	60,544
Prepaid taxes and deferred tax assets	4,184	2,753
Prepaid expenses	4,620	1,857

Total current assets	186,999	170,121

Property and equipment:
Land, buildings and leasehold improvements	243,704	240,018
Machinery and equipment	263,278	258,736
Motor vehicles	71,748	70,048

	578,730	568,802
Less - accumulated depreciation	288,409	280,012

	290,321	288,790

Other assets	242,924	241,911

	$720,244	$700,822

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term obligations	$1,374	$986
Accounts payable	35,434	33,754
Accrued liabilities	74,037	72,824
Accrued and deferred income taxes	12,552	5,611

Total current liabilities	123,397	113,175

Long-term obligations, net of current maturities	171,146	177,855
Deferred income taxes	42,102	42,043

Shareholders' equity:
Common stock	945	928
Class B common stock	976	993
Capital surplus	13,175	13,138
Retained earnings	365,904	353,196
Accumulated other comprehensive income (loss)	2,599	(506)

Total shareholders' equity	383,599	367,749

	$720,244	$700,822

(a)    Condensed from audited financial statements.

UNIFIRST CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share data)	Thirteen weeks ended November 27, 2004	Thirteen weeks ended November 29, 2003
Revenues	$188,434	$180,898

Costs and expenses:
Operating costs	116,033	115,088
Selling and administrative expenses	38,601	36,827
Depreciation and amortization	10,663	11,028

	165,297	162,943

Income from operations	23,137	17,955

Interest:
Interest expense	2,191	3,242
Interest income	(369)	(292)
Interest rate swap income	(223)	(480)

	1,599	2,470

Income before income taxes	21,538	15,485
Provision for income taxes	8,184	5,962

Net income	$13,354	$9,523

Weighted average number of shares outstanding:
Basic-Common Stock	9,281	9,009
Basic-Class B Common Stock	9,926	10,175
Diluted-Common Stock	19,277	19,249

Net income per share:
Basic-Common Stock	$0.78	$0.56
Basic-Class B Common Stock	0.62	0.44
Diluted-Common Stock	0.69	0.49

Dividends per share:
Common Stock	$0.0375	$0.0375
Class B Common Stock	0.0300	0.0300